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EXHIBIT 99.1



                                    ADVANCED BIOTHERAPY, INC.
                                    Administration
                                    6355 Topanga Canyon Boulevard, Suite 510
                                    Woodland Hills, California  91367

                                    Laboratories
                                    9110 Red Branch Rd.
                                    Columbia, MD   21045

                                    Telephone 818-883-6716
                                    Fax           818-883-3353
                                    www.advancedbiotherapy.com


                              FOR IMMEDIATE RELEASE

   Advanced Biotherapy's CEO Asked to Join U.S. Representative Roscoe Bartlett
                      and Scientific Delegation in Taiwan


Taipei, Taiwan -- (BUSINESS WIRE)--November 21, 2003

Edmond Buccellato joins delegation in furtherance of promoting free trade agreement negotiations between United States and Taiwan

Advanced Biotherapy Inc. (OTCBB: ADVB - News) and the Office of United States Congressman Roscoe Bartlett - Joint Press Release

Advanced Biotherapy, Inc., a developer of antibody therapies to treat severe autoimmune diseases, reported today that Edmond Buccellato, Chief Executive Officer and Chairman of the Board of Directors has joined a team of US business executives, at the request of United States Congressman Roscoe Bartlett (R-6-MD), to meet in Taiwan with representatives of the country's Ministry of Economic Affairs and other Taiwanese government and business leaders. Congressman Bartlett, who serves as Chairman of the Projection Forces Subcommittee of the U.S. House Armed Services Committee, is one of three scientists in Congress and also serves on the Science Committee. The delegation's task is to help foster future economic relationships between the United States and Taiwan, including the creation of biotechnology related employment opportunities in western Maryland.

Mr. Buccellato stated, "I am honored to serve on this delegation to develop international biotechnology relationships between the United States and Taiwan. Our country's pool of scientific and business talent in biotechnology has resulted in novel and effective treatments for a host of medical needs - achievements that are unparalleled in the world. Taiwan's emergence as a vibrant and innovative biotechnology hub for the Pacific Rim creates an opportunity to forge scientific alliances that may be commercially attractive for both countries, and more importantly, result in continued and effective development of medical treatments for those who suffer from life-threatening and catastrophic diseases throughout the world. We look forward to productive and fruitful discussions while we are guests in this very progressive country."


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Congressman  Bartlett  stated "I want to thank Mr.  Buccellato  for joining this delegation.  His Company's  experience and boldness under the direction of their
Senior   Scientist,   Dr.  Simon   Skurkovich,   in  cultivating   international
biotechnology relationships in Eastern Europe is very encouraging. The purpose of this visit is to demonstrate the vast economic interest and mutual benefits the State of Maryland and the United States offers to business, industry and
investors  from  Taiwan.   Promoting  knowledge  of  the  astonishing  array  of
scientific and entrepreneurial talent and the outstanding and educated work force in Western Maryland among leading biotech businesses, such as Advanced
Biotherapy,   Inc.,   to  our  allies  in  Taiwan  will  help  create  more  job opportunities. I am confident that this effort will also further strengthen the potential for successful negotiations of a U.S.-Taiwan Free Trade Agreement.

About Advanced Biotherapy
Advanced Biotherapy, Inc., located in Los Angeles, with research laboratories in Columbia, Maryland, is pioneering the development of new antibody therapies for treating severe and widespread autoimmune diseases. Its investigational antibody therapies attack autoimmune diseases at their source, neutralizing biologic imbalances that impair immune system function. The Company's approach to treating autoimmune diseases has shown encouraging and sometimes striking results in investigational clinical trials in rheumatoid arthritis, multiple sclerosis, various skin diseases (including psoriasis, alopecia areata, vitiligo, pemphigus, and epidermolysis bullosa), type 1 diabetes, and corneal transplant rejection. Core technology is protected under U.S. patents and patents pending for the exclusive use of a class of antibodies to the protein known as interferon-gamma and antibodies to other proteins, such as tumor necrosis factor-alpha, for treating a range of autoimmune diseases.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of these forward-looking statements may be identified by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002.

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Contact:
     Advanced Biotherapy, Inc.
     Amy Buccellato, 818-883-6716
     www.advancedbiotherapy.com
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